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                                                                    Exhibit 11.1


                       VITESSE SEMICONDUCTOR CORPORATION
              STATEMENT REGARDING COMPUTATION OF INCOME PER SHARE
                (in thousands except share and per share data)

                                                    Fiscal Years ended September 30,
                                                 ---------------------------------------
                                                    1997          1996          1995
                                                 -----------   -----------   -----------


Net income                                       $    32,888   $    12,645   $     1,507
                                                 ===========   ===========   ===========

Shares
 Weighted average common shares outstanding       34,195,298    26,075,516    22,793,247
 Common stock options (as determined by
  application of the treasury stock method)        3,950,177     4,141,112     3,167,263
                                                 -----------   -----------   -----------

Adjusted weighted average common and common
 equivalent shares outstanding                    38,145,475    30,216,628    25,960,510
                                                 ===========   ===========   ===========

Net income per share of common stock             $      0.86   $      0.42   $      0.06
                                                 ===========   ===========   ===========
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